NASDAQ: BOKF

                                   Steven Nell
                                   Chief Financial Officer
                                   BOK Financial Corp.
                                   (918) 588-6319

For Further Information Contact:

                                   Danny M. Boyd
                                   Corporate Communications Manager
                                   BOK Financial Corp.
                                   (918) 588-6348


                  BOK Financial Income Up 12% in Second Quarter
            Net Interest Revenue, Credit Quality Fuel Earnings Growth

         TULSA, Okla. (Tuesday, July 27, 2004) - Growth in net interest revenue and solid credit quality increased net income for the second quarter of 2004 by 12 percent at BOK Financial Corporation.
         The company reported net income of $45.5 million, or 68 cents per diluted share, for the second quarter compared with $40.8 million, or 61 cents per diluted share, for the second quarter of 2003. Prior-year earnings per share have been restated for a 3 percent dividend paid in common shares on May 31, 2004.
         "We are pleased to report double-digit growth in both net income and diluted earnings per share for the second quarter of 2004. Success for this quarter included our ability to grow earning assets while maintaining a high standard of credit quality," said President and CEO Stan Lybarger. "This growth came in spite of continued uncertain commercial loan demand and a reduction in outstanding energy lines. Our fee revenues continue to increase beyond the unprecedented results generated by mortgage banking last year. We also enjoyed the benefits of disciplined operating expense management and investments made to improve our operations."
         Mr. Lybarger continued, "BOK Financial is proud to be listed on the Keefe, Bruyette & Woods, Inc. Honor Roll for the second consecutive year. The Honor Roll acknowledges banking institutions that have reported annual increases in earning per share over the past decade. This is a significant accomplishment for the company and further evidence of the soundness of our business strategy."

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Page 2-BOK Financial Earnings

         Net interest revenue increased $7.3 million, or 7 percent, due to a $873 million increase in average earning assets. Average loans increased $577 million, or 8 percent, and average securities increased $293 million, or 6 percent, compared with the second quarter of 2003. The growth in average earning assets was funded primarily by a $959 million increase in deposits, including a $547 million increase in demand deposits. Net interest margin remained stable at
3.46 percent compared with 3.48 percent in the second quarter of 2003 and 3.47 percent in the first quarter of 2004.
         Credit quality remained strong and led to a reduced provision for loan losses. The provision for loan losses fell 58 percent, to $4.0 million for the quarter. Net charge-offs totaled $4.9 million compared with $6.4 million last year. The allowance for loan losses was 1.73 percent of outstanding loans and 224 percent of non-performing loans at June 30, 2004, compared with 1.78 percent and 221 percent, respectively, at June 30, 2003. Non-performing loans totaled $57.6 million, or 0.77 percent, of loans at June 30, 2004, compared with $55.6 million, or 0.81 percent, a year ago.
         Fee and commission revenue rose $2.1 million, or 3 percent. Service charges on deposit accounts grew $4.3 million, or 22 percent, while transaction card revenue increased $2.8 million, or 20 percent. The growth in deposit service charges came primarily from consumer banking accounts, which increased fees by $2.7 million, compared with 2003. Additionally, trust fees increased $3.1 million, or 29 percent, including $1.8 million from the acquisition of Colorado State Bank and Trust ("CSBT") in the third quarter of 2003. The growth in revenue was partially offset by a $9.1 million decrease in mortgage banking revenue. Secondary marketing gains decreased $8.0 million as the volume of loans funded fell to $197 million, compared with $400 million last year. Mortgage servicing revenue decreased $1.1 million due to a 14 percent reduction in the outstanding balance of loans serviced for others.
         BOK Financial manages a portion of its securities portfolio as an economic hedge against changes in fair value of mortgage servicing rights ("MSRs"). During the second quarter of 2004, the company recorded a $10.9 million recovery of the provision for impairment of MSRs due to an increase in fair value. This recovery was offset by $10.1 million in losses on securities. During the second quarter of 2003, a provision for impairment of MSRs of $3.4 million was recorded, which reflected a decrease in fair value.

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Page 3-BOK Financial Earnings

This provision was offset by gains of $4.4 million on hedge securities. The company also recognized losses of $892,000 on the sale of securities not designated as economic hedges of MSRs during the second quarter of 2004. This compares to gains of $6.1 million realized on the sale of other securities in the second quarter of 2003.
         Operating expenses, excluding the provision for MSRs, increased 1 percent, or $976,000 compared with last year. This increase included $4.8 million of operating expenses for CSBT. Personnel costs increased $6.2 million, or 12 percent. Incentive compensation, which is directly related to revenue growth measured against defined targets, accounted for $3.7 million of the increase. The acquisition of CSBT increased personnel costs by $2.8 million. The increase in personnel costs were largely offset by a $7.0 million reduction in mortgage banking costs. Mortgage banking costs consist primarily of amortization of MSRs. This amortization decreased from last year as rising interest rates slowed loan prepayment speeds. Data processing expense increased $2.3 million, including $1.8 million directly related to the processing of bankcard transactions. Additionally, CSBT contributed $274,000 to the increase in data processing expense.
         Outstanding loan balances increased $25 million over the quarter and totaled $7.5 billion at June 30, 2004. Commercial loans increased $14 million as an $88 million increase in loans to the services sector of the portfolio was largely offset by net reductions in the energy, manufacturing and wholesale/retail sectors. Commercial real estate loans decreased $30 million, including a $14 million decrease in commercial construction loans and a $7 million decrease in multifamily loans.
         BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., BOSC, Inc. and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.

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Page 4-BOK Financial Earnings

         This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," ""estimates," "expects," "forecasts," ""plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to, and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corp. and its affiliates undertake no obligation to update, amend, or clarity forward-looking statements, whether as a result of new information, future events or otherwise.